Contact:	Claudia S. San Pedro
Executive Vice President and
Chief Financial Officer
(405) 225-4846

Sonic Celebrates 7.3% same-store sales growth for fiscal 2015 same-store sales growth for the fourth Fiscal quarter 2015 was 4.9%

FOURTH FIscal QUARTER 2015 EARNINGS CONFERENCE CALL DATE ANNOUNCED

OKLAHOMA CITY (September 14, 2015) – Sonic Corp. (NASDAQ: SONC), the nation's largest chain of drive-in restaurants, today announced system-wide same-store sales for its fiscal 2015 of 7.3%.  Same-store sales growth reflected an increase of approximately 6.9% at company drive-ins and 7.3% at franchise drive-ins for the year ended August 31, 2015.  The Company also announced that system-wide same-store sales for its fourth fiscal quarter increased approximately 4.9%.  Same-store sales growth reflected an increase of approximately 4.5% at company drive-ins and approximately 4.9% at franchise drive-ins for the fourth fiscal quarter.

“Fiscal 2015 was a great year for our business and brand.  Our multiple initiatives focused on product innovation, multi-day part promotions and effective media, all of which drove annual same-store sales growth of 7.3%.  This is particularly noteworthy given our strong performance in fiscal 2014,” said Cliff Hudson, Sonic Corp. CEO. “We also completed $124 million of share repurchases and initiated a quarterly dividend building shareholder value.

“Over the past five years we have driven consistent, positive same-store sales and solid earnings per share growth through our multi-layered growth strategy, which incorporates same-store sales growth, operating leverage, deployment of free cash1, increasing royalty revenues and new drive-in development.  We are especially pleased that we have repurchased more than $270 million of outstanding shares since fiscal 2011, representing over 25% of our outstanding shares in that time period.”  Hudson continued, “Looking forward, we believe our growth strategy with multiple sales and profit initiatives complemented by new unit growth and our robust share repurchase program and dividends will continue to optimize shareholder value and drive double-digit earnings per share in the near term and long term.”

Fiscal Year 2016 Outlook

While the macroeconomic environment may impact results, the Company expects its initiatives to drive 14% to 18% earnings per share growth for fiscal 2016.  The outlook for fiscal 2016 anticipates the following elements:

•	2% to 4% same-store sales growth for the system;
•	Royalty revenue growth from same-store sales improvements and new unit development;
•	50 to 60 new franchise drive-in openings, with another year of net unit growth for the system;
•	Drive-in-level margin improvement between 75 to 125 basis points, depending upon the degree of same-store sales growth at company drive-ins;
•

1 Free cash flow is defined as net income plus depreciation, amortization and stock compensation expenses, less capital expenditures.

•	Selling, general and administrative expenses of $81.5 million to $82.5 million reflecting increased investment in human resources to support brand initiatives;
•	Depreciation and amortization expense of $45.5 million to $46.5 million as a result of capital investment in fiscal 2016;
•	An income tax rate between 36.5% to 37.5%;
•	The planned repurchase of $126 million of stock across the fiscal year, with $19 million of the previously announced $145 million authorization purchased in fiscal 2015; and
•	An expected quarterly cash dividend of $0.11 per share.

Fourth Fiscal Quarter 2015 Earnings Call

The Company will release results for the quarter ended August 31, 2015 at approximately 4:01 PM ET on Monday, October 19, 2015.  The Company will host a conference call to review financial results at 5:00 PM ET that evening.  The conference call can be accessed live over the phone by dialing  (888) 455-2260 or (719) 325-2494 for international callers.  A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384‑5517 for international callers; the conference ID is 9318637.  The replay will be available until Monday, October 26, 2015.  An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast. A link to this event may be found on the company's investor relations website at http://ir.sonicdrivein.com/.

About Sonic

SONIC, America's Drive-In is the nation's largest drive-in restaurant chain serving more than 3 million customers every day. Nearly 90 percent of SONIC's 3,500 drive-in locations are owned and operated by local business men and women. Over the past 60 years, SONIC has delighted guests with signature menu items, more than 1.3 million drink combinations and friendly service by iconic Carhops. To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit sonicdrivein.com or follow us on Facebook and Twitter.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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